UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT 1934

Date of Report (Date of earliest event reported): May 9, 2014

HEALTHCARE CORPORATION OF AMERICA

 (Exact name of registrant as specified in charter)

Delaware	000-54527	27-4563770
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

66 Ford Road Suite 230 Denville, NJ		07834
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code:		(973) 983-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On Friday, May 9, 2014, Mr. Yoram Bibring resigned as Chief Financial Officer of Healthcare Corporation of America (the “Company”). Mr. Bibring resigned to take a senior management position with a company based in Israel.

Effective Monday, May 12, 2014, the Board of Directors of the Company appointed Mr. Yoav M. Cohen, 56, to act as Interim Chief Financial Officer through Mr. Cohen’s consulting company, NYC Advisors, LLC. Mr. Cohen will act as Interim Chief Financial Officer pursuant to the terms of a Consulting Agreement that commenced on April 25, 2014 and continues until terminated upon written notice by either party. Mr. Cohen will receive compensation of $2,000 per day during the term of the Consulting Agreement. Since 2003, Mr. Cohen has been Managing Partner of NYC Advisors, LLC. Between 2006 and 2008, Mr. Cohen has also served as Chief Financial Officer of Vision-Science, Inc. (NASDAQ: VSCI). Mr. Cohen has more than thirty years of financial and accounting experience.

Effective 5:00 P.M. on Thursday, May 15, 2014, Gary Sekulski resigned as a Director of the Company. In addition, the Marketing & Consulting Agreement previously entered into between the Company and a consulting company owned by Mr. Sekulski was also terminated effective end of day on Thursday, May 15, 2014.

Item 8.01 Other Events

On Friday, May 9, 2014, the Company implemented a reduction in force that included 48% of the Company’s total work force. This reduction in force is expected to result in annualized savings of approximately $1.5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE CORPORATION OF AMERICA

Dated: May 15, 2014

	By:	/s/ Mark T. Carlesimo
Name: Mark T. Carlesimo Title: Secretary